Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 8, 2023, with respect to the consolidated financial statements of Owl Rock Technology Income Corp., and July 17, 2023, with respect to the senior securities table, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Blue Owl Technology Income Corp. prospectus.

/s/ KPMG LLP

New York, New York

December 15, 2023